Fund Services Agreement May 2013

TABLE OF CONTENTS

SECTION

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
1.1	Intention of the Parties	1
1.2	Definitions; Interpretation	1
2.	WHAT J.P. MORGAN IS REQUIRED TO DO	4
2.1	The Services	4
2.2	No Duty to Monitor Compliance	5
2.3	No Responsibility for Tax Returns	5
2.4	Storage of Records.	5
2.5	Compliance with Laws and Regulations.	5
2.6	Change Control.	6
3.	INSTRUCTIONS	6
3.1	Acting on Instructions; Method of Instruction; and Unclear Instructions.	6
3.2	Verification and Security Procedures.	7
3.3	Instructions Contrary To Applicable Law/Market Practice.	7
3.4	Cut-Off Times.	7
3.5	Electronic Access.	7
4.	FEES AND EXPENSES OWING TO J.P. MORGAN	8
4.1	Fees and Expenses.	8
5.	ADDITIONAL PROVISIONS	8
5.1	Representations of the Trust and J.P. Morgan.	8
5.2	The Trust to Provide Certain Information to J.P. Morgan.	9
5.3	Information Used to Provide the Service.	9
6.	WHERE J.P. MORGAN IS LIABLE TO THE TRUST OR THE FUNDS	9
6.1	Standard of Care; Liability.	9
6.2	Force Majeure.	10
6.3	J.P. Morgan May Consult with Counsel.	10
6.4	Limitations of J.P. Morgan’s Liability.	10
7.	TERM AND TERMINATION	11
7.1	Term and Termination.	11
7.2	Other Grounds for Termination.	11
7.3	Consequences of Termination.	12
7.4	Transition following Termination.	12
8.	MISCELLANEOUS	12
8.1	Notices.	12
8.2	Successors and Assigns.	13
8.3	Entire Agreement.	13
8.4	Insurance.	13
8.5	Governing Law and Jurisdiction.	13
8.6	Severability; Waiver; and Survival.	14
8.7	Confidentiality.	14
8.8	Use of J.P. Morgan’s Name.	14
8.9	Delegation.	15
8.10	Counterparts.	15
8.11	No Third Party Beneficiaries.	15
SCHEDULE 1 ACCOUNTING AND NAV CALCULATION SERVICES		16
APPENDIX A NET ASSET VALUE ERROR CORRECTION POLICY AND PROCEDURES		21
SCHEDULE 2 FUND ADMINISTRATION SERVICES		23
ANNEX A ELECTRONIC ACCESS		31

Fund Services Agreement May 2013

Page i

FUND SERVICES AGREEMENT

This Agreement, dated January 1, 2014, is between PRAXIS MUTUAL FUNDS, a Delaware Business Trust whose principal place of business is at 1110 N. Main St., Goshen, IN 46528 (the “Trust”) and JPMORGAN CHASE BANK, N. A. with a place of business at One Beacon Street, Boston, Massachusetts 02108 (“J.P. Morgan”).

1.	Intention of the Parties; Definitions

1.1	Intention of the Parties

(a)	J.P. Morgan is a transfer agent registered with the United States Securities and Exchange Commission (“SEC”). J.P. Morgan agrees to contract with the Trust to provide Fund Administration Services with respect to assets and cash held by the Trust.

(b)	The Trust is an open-end management investment company whose Funds are registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in the funds’ Registration Statement, as amended from time to time.

(c)	The Trust has requested J.P. Morgan to provide Accounting and NAV Calculation Services, Fund Administration Services to the Funds, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

1.2	Definitions; Interpretation

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 1.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or Trust, as the case may be.

“Applicable Law” means any applicable statute (including the 1940 Act, the Advisers Act the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”)), treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

Fund Services Agreement May 2013

“Articles” means the articles of incorporation [or deed of trust, etc.] of the Trust, as amended from time to time.

“Authorized Person” means any person who has been designated by the Trust (or by any agent designated by the Trust, including the Investment Adviser) to act on behalf of Trust or the Funds under this Agreement and any person who has been given an access code by a security administrator appointed by the Trust which allows the provision of Instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of directors [trustees] of the Trust.

“Change” has the meaning given in Section 2.6.

“Change Control” means the process set out in Section 2.6.

“Change Request” has the meaning given in Section 2.6.

“Confidential Information” means and includes all non-public information concerning the Trust and/or the Funds which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan develops independently without using the Trust’s confidential information or obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Distributor” means any entity or structure, the purpose of which is to make the shares of the Trust available to the public (e.g., broker-dealers; fund of funds; wrap accounts).

“Fees” means the payments described in Article 4, to be made by the Trust to J.P. Morgan for the Services.

“Fund Administration Services” means the services described in Schedule 2.

“Fund(s) [“Portfolio(s)”]” means shares of beneficial interest in the Trust that are divided into a separate series, with each series of the Trust corresponding to a distinct part of the assets and liabilities of the Trust, with such features as described in the Registration Statement.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

Fund Services Agreement May 2013

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“SAI” means the statement of Additional Information of the Funds as supplemented, updated or amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Security Procedure” means any security procedure to be followed by Trust upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Trust. Trust acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Trust through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive fees under this Agreement.

“Services” means the Accounting and NAV Calculation Services and Fund Administration Services.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares.

Fund Services Agreement May 2013

“Shareholder Records” means the records maintained by the Transfer Agent containing information concerning the Shareholders and Share Transactions.

“Shares” means the shares issued by the Trust or the Funds.

“Shareholder” means a holder of Shares.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What J.P. Morgan is Required to Do

2.1	The Services

(a)	The Trust hereby appoints J.P. Morgan to act as administrator of and to provide the Services with respect to each of the Funds and J.P. Morgan agrees to act as administrator of and to provide the Services with respect to the Funds (subject to any limitations notified by the Trust to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory or regulations provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	Prior to amending the description of J.P. Morgan and its duties under this Agreement in the Registration Statement, the Trust will provide a copy of the description to J.P. Morgan for its review and comment, to be completed by J.P. Morgan following a reasonable time after receipt, with any comments suggested by J.P. Morgan to the Trust.

(c)	J.P. Morgan shall act as agent of the Trust and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(d)	The Trust acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services.

Fund Services Agreement May 2013

2.2	No Duty to Monitor Compliance

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan, delegates or any of its Affiliates or sub-contractor) with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser, their respective delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractor) with any such restrictions or guidelines.

2.3	No Responsibility for Tax Returns

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Trust with information regarding taxable events in the United States in relation to the Trust and/or the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement.

2.4	Storage of Records.

J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties. The applicable Funds shall be responsible for the payment of any research and copying costs associated with any such request, in accordance with J.P. Morgan’s customary practices.

2.5	Compliance with Laws and Regulations.

J.P. Morgan will comply with Applicable Law in the United States with respect to the provision of the Services. The Trust undertakes to comply (and to cause the Funds to comply) with Applicable Law in the United States and in each state in which the Trust conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services or the marketing of the Funds. J.P. Morgan will provide such available written reports or other information as may reasonably be requested by the Trust’s chief compliance officer (“CCO”) to allow the CCO, in his or her discretion, to oversee the Trust’s compliance program, as well as such written reports or other information as may reasonably be requested by the Board. J.P. Morgan shall have the right to refuse the request of any written reports if they are outside the scope of services provided herein or if J.P. Morgan will incur additional costs or require excessive customization.

Fund Services Agreement May 2013

2.6	Change Control.

(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)	Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)	If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes. J.P. Morgan shall bear its own costs with respect to implementing such a Change Request except that:

(i)	J.P. Morgan shall be entitled to charge the Trust for any changes to software that has been developed or customized for the Trust; and

(ii)	J.P. Morgan shall be entitled to charge the Trust for any changes required as a result of the change in Applicable Law affecting the Trust and/or any of its Funds in a materially different way than it affects J.P. Morgan’s other customers, or which the Trust wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

(d)	If there is a change in Applicable Law that results in a change to the Services or that increases J.P. Morgan’s risk associated with providing the Services, J.P. Morgan shall be entitled to make an appropriate increase in the Fees, except to the extent J.P. Morgan is obligated to bear its own costs as provided in 2.6(c).

3.	Instructions

3.1	Acting on Instructions; Method of Instruction; and Unclear Instructions.

(a)	The Trust authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Trust will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a

Fund Services Agreement May 2013

result of any action or omission taken in accordance with any Instruction unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees with respect to the manner in which such Instructions are followed.

(b)	J.P. Morgan shall promptly notify an Authorized Person or Shareholder, as applicable, if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive clarification satisfactory to it.

3.2	Verification and Security Procedures.

(a)	J.P. Morgan and Trust shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	Either party may record any of its telephone communications.

3.3	Instructions Contrary To Applicable Law/Market Practice.

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice but J.P. Morgan will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify Trust as promptly as practicable.

3.4	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of certain Instructions, which will be made available to the Trust. If J.P. Morgan receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by J.P. Morgan in accordance with the Registration Statement) after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day.

3.5	Electronic Access.

Access by the Trust to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

Fund Services Agreement May 2013

4.	Fees and Expenses Owing to J.P. Morgan

4.1	Fees and Expenses.

(a)	The Trust will pay J.P. Morgan for the Services under this Agreement the fees as set forth in Schedule 3 hereto, or as otherwise agreed upon in writing between the Trust and J.P. Morgan from time to time.

(b)	In addition to the fees provided for above, the Trust shall be responsible for the payment of all the reasonable fees and disbursements of J.P. Morgan in connection with the establishment, and ongoing business of the Trust and/or any Fund, all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of the Trust and/or any Fund which are incurred by J.P. Morgan in the performance of its duties hereunder, and any other customary or extraordinary expenses. The Trust shall reimburse J.P. Morgan for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation telephone, postage and stationery and expenses of a similar nature as J.P. Morgan may incur on behalf of the Trust in the execution of its duties under this Agreement and including the costs and expenses, by the Trust’s request or with the Trust’s agreement, incurred by J.P. Morgan and its agents in determining the value of assets in connection with its duty as the calculator of the Net Asset Value of the Funds or any Shares and in connection with the performance of its duties pursuant to this Agreement.

(c)	Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

5.	Additional Provisions

5.1	Representations of the Trust and J.P. Morgan.

(a)	The Trust represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Trust’s legal, valid and binding obligation, enforceable against Trust in accordance with its terms, (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan.

Fund Services Agreement May 2013

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Trust, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement and (iii) it has not relied on any oral or written representation made by the Trust or any person on its behalf and acknowledged that this Agreement sets out the fullest extent the duties of the Trust.

5.2	The Trust to Provide Certain Information to J.P. Morgan.

Upon request, the Trust will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Articles and its current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or opinions from a lawyer or accountant that relate to the Services described in this Agreement.

5.3	Information Used to Provide the Service.

The Trust agrees with J.P. Morgan that any information the Trust or the Investment Adviser provides to J.P. Morgan pursuant to this Agreement shall be complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

6.	Where J.P. Morgan is Liable to the Trust or the Funds

6.1	Standard of Care; Liability.

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be responsible for any loss or damage suffered by the Trust or the Funds with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan.

(b)	J.P. Morgan will be liable for the Trust’s and/or any Fund’s direct damages to the extent they result from J.P. Morgan’s fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as a service provider to the Trust.

(c)	The Trust will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred

Fund Services Agreement May 2013

by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance of its duties under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question.

6.2	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. To the extent permitted by Applicable Law, J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Trust or any of the Funds may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan.

6.3	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of the Trust or the Funds), and shall not be liable to Trust under this Agreement for any action taken or omitted pursuant to such advice provided that J.P. Morgan has acted with reasonable care.

6.4	Limitations of J.P. Morgan’s Liability.

(a)	J.P. Morgan may rely on information provided to it by or on behalf of the Funds, or which was prepared or maintained by the Trust or any third party on behalf of the Funds, in the course of discharging its duties under this Agreement. J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to J.P. Morgan by the Trust or by the Investment Adviser or any third party acting on behalf of the Trust or the Investment Advisor which is not a subcontractor of J.P. Morgan, including but not limited to, information in relation to trades in respect of the Funds or expenses of the Funds; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by the Funds.

Fund Services Agreement May 2013

(b)	J.P. Morgan shall not be liable for any Losses resulting from a failure by any person (other than an Affiliate or subcontractor of J.P. Morgan) to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services provided however that the Losses do not result from an act of negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees. J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify the Trust.

(c)	J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of the Funds, as a result of the failure of the Trust or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered, except for any direct damages caused by J.P. Morgan.

(d)	J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to the NAV correction policy and procedures.

(e)	The Trust agrees that the accounting reports provided by J.P. Morgan, as well as any share class or other similar reports, are to enable the Trust to fulfill its statutory reporting and investor subscription/redemption obligations, and are not for investment, treasury or hedging purposes. Accordingly, notwithstanding any other provision in this Agreement, the Trust agrees that the Bank shall have no liability whatsoever for any Liabilities incurred by the Trust as result of use of the accounting reports for investment, treasury or hedging purposes, including, but not limited to, for the purpose of currency overlay transactions.

7.	Term and Termination

7.1	Term and Termination.

This Agreement shall be in effect for an initial term of one year from the Services Commencement Date (the “Initial Term”). The Agreement will automatically renew for additional one year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement, unless and until a valid termination notice is given by the Trust at least ninety (90) day or J.P. Morgan at least one hundred and eighty (180) days prior to the end of the applicable term.

7.2	Other Grounds for Termination.

(a)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

Fund Services Agreement May 2013

(i)	the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of either party; or

(iii)	the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 90 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

7.3	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Trust may direct. Except as otherwise provided in Section 7.2, J.P. Morgan shall provide the Services until a replacement administrator is in place, subject to the terms and conditions of this Agreement (including Article 4). J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance. The Trust undertakes to use its best efforts to appoint a new administrative service provider as soon as possible.

8.	Miscellaneous

8.1	Notices.

Notices pursuant to Article 7 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received. In addition, if to the Trust, any notice will be sent to marlo.kauffman@everence.com (or such alternative e-mail address as is provided by the Trust to J.P. Morgan in accordance with this Section 8.1).

Fund Services Agreement May 2013

8.2	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Trust’s consent to (a) any Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

8.3	Entire Agreement.

This Agreement, including the Schedules, Appendices and Annexes, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.4	Insurance.

The Trust acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Trust or the Funds. J.P. Morgan will, however, provide summary information of its own general insurance coverage, to the Trust upon written request.

8.5	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

Fund Services Agreement May 2013

8.6	Severability; Waiver; and Survival.

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.7	Confidentiality.

(a)	Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s or Funds business, or with the consent of the Trust.

(b)	The Trust authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any service providers and/or vendors to the Funds that J.P. Morgan believes are reasonably required by such person to provide the relevant services;

(ii)	its professional advisers, auditors or public accountants;

(iii)	its Affiliates; and

(iv)	any revenue authority or any governmental entity.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence.

8.8	Use of J.P. Morgan’s Name.

The Trust agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Trust or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed

Fund Services Agreement May 2013

if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as administrator to the Funds or provides the disclosure required by form N-1A with respect to the administration services provided to the Funds.

8.9	Delegation.

J.P. Morgan may delegate to a reputable agent any of its functions herein. However, J.P. Morgan will remain responsible to the Funds for any such delegation and the performance of its duties hereunder. To the extent reasonably practicable, J.P. Morgan will consult with the Trust before it implements the delegation of a material portion of the Services.

8.10	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.11	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

PRAXIS MUTUAL FUNDS [THE TRUST]	JPMORGAN CHASE BANK, N.A.

By:/s/ Marlo J. Kauffman Name: Marlo J. Kauffman Title: Vice President Date: 2/15/2014	By: /s/ Catharine Nitschke Name: Catharine Nitschke Title: Executive Director Date: 2/19/2014

Fund Services Agreement May 2013

SCHEDULE 1

Accounting and NAV Calculation Services

A.	Definitions

1.	Definitions.

As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“Accounting Records” means the official books and records which are maintained by or in respect of the Funds in accordance with Applicable Law.

“Business Day” means a day on which the New York Stock Exchange is open for Business.

“Custodian” means the entity appointed as the custodian of the Funds, as notified by the Trust to J.P. Morgan in writing.

“Daily” means, in relation to an activity, that it is repeated on each Business Day.

“NAV” means, in relation to any of the Funds, the net asset value per Share for that Fund.

“NAV Error” has the meaning given in Appendix A.

“Transfer Agent” means the entity appointed as the transfer agent of the Funds, as notified by the Trust to J.P. Morgan in writing.

“Valuation Procedures” means the procedures to be followed by J.P. Morgan with respect to valuation of the Funds’ securities, as agreed by the parties.

2.	Interpretation.

Capitalized terms which are defined in the main body of this Agreement shall be defined as provided in the main body unless otherwise defined in this Schedule.

B.	Fund Accounting

1.	Maintenance of Accounting Records.

(a)	J.P. Morgan shall maintain the following Accounting Records in accordance with U.S. generally accepted accounting principles:

Fund Services Agreement May 2013

(i)	journals containing an itemized Daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii)	separate ledger accounts; and

(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts).

(b)	J.P. Morgan shall update the Accounting Records to reflect completed Share Transactions as notified to it by the Transfer Agent on a total aggregate basis.

(c)	J.P. Morgan is not required to calculate performance fees, or performance fee waivers, expense caps or collars, except as may be agreed with the Trust.

2.	Distributions.

(a)	Daily Distributing Funds: J.P. Morgan will compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

(b)	Non-Daily Dividend Funds: J.P. Morgan will record Fund distributions as notified to it by the Funds’ Administrator.

3.	Assistance to Auditors.

J.P. Morgan shall provide reasonable cooperation and assistance to the auditors of the Funds, including without limitation by providing copies of extracts of the Accounting Records and other documentation which is maintained by J.P. Morgan on behalf of the Funds as reasonably required by such auditors to carry out their functions. The Trust and/or the Investment Adviser shall coordinate all requests for assistance by auditors.

C.	Fund Valuations

1.	NAV Calculation and Reporting.

(a) J.P. Morgan shall perform NAV calculations in accordance with:

(i)	the Prospectus;

(ii)	the 1940 Act;

(iii)	Valuation Procedures; and

Fund Services Agreement May 2013

(iv)	Instructions which are consistent with J.P. Morgan’s operating model, provided that, in the cases of (iii) and (iv), they are consistent with (i) and (ii).

(b)	J.P. Morgan shall perform the following NAV calculation functions daily, unless otherwise agreed with the Trust:

(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities;

(ii)	recording each Fund’s (or class’) capital share activities based upon Share Transactions received by the Transfer Agent;

(iii)	recording interest income, amortization/accretion income and dividend income;

(iv)	accruing Fund (or class) expenses according to instructions received from the Funds’ Administrator;

(v)	recording all corporate actions affecting securities held by each Fund;

(vi)	determining the outstanding receivables and payables for all (1) security trades, (2) Share Transactions; and (3) income and expense accounts;

(vii)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the Funds’ Investment Adviser or its designee, as approved by the Board; and

(viii)	following directions from the Fund’s Investment Adviser with respect to the fair valuation of assets of the Fund.

(c)	J.P. Morgan shall report confirmed NAV calculations to

(i)	the Investment Adviser;

(ii)	the Transfer Agent; and

(iii)	such third parties as agreed with the Trust.

2.	NAV Errors.

Subject to Applicable Law and notwithstanding additional duties of J.P. Morgan as furthermore described in Appendix A to this Schedule:

(a)	J.P. Morgan shall report all NAV Errors to the Trust promptly upon discovery.

(b)	The Trust shall ensure that all errors in NAV calculations identified by it, or by the Investment Adviser, are reported to J.P. Morgan as soon as reasonably practicable following discovery.

(c)	J.P. Morgan shall correct NAV Errors as and when required by Appendix A to this Schedule.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to Appendix A to this Schedule.

Fund Services Agreement May 2013

3.	Prices of OTC Derivatives and Certain Other Assets.

(a)	If Trust elects to use the J.P. Morgan OTC Derivative Administration Solutions valuation service to value OTC Derivative Contracts held by the Fund, that service will be provided in accordance with, and be subject to, the terms and conditions set forth in [Schedule 5].

(b)	Except as set forth in paragraph (a), J.P. Morgan shall value OTC Derivative Contracts and other investments that J.P. Morgan reasonably determines do not have a readily ascertainable fair market value at the price provided by the Trust and/or the Investment Adviser of the applicable Fund or by a vendor selected by that Investment Adviser or the Trust. Such a vendor may be an application service provider that J.P. Morgan is directed to use by the applicable Investment Adviser or the Trust to calculate prices of OTC Derivative Contracts. In the event that any such vendor is J.P. Morgan or an affiliate of J.P. Morgan, J.P. Morgan’s responsibility for the errors or omissions of such vendor shall be as set forth in a separate OTC Derivative Contract pricing agreement with the Trust.

D.	Reconciliations of Securities Positions and Cash and/or Currency Balances

1	J.P. Morgan shall reconcile its records of securities positions and cash and/or currency balances of the relevant Fund to the records of the relevant custodian (including itself for assets held in custody by J.P. Morgan), and shall perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities. Such reconciliations shall be conducted at the frequency as agreed with the Trust in the case of cash and/or currency holdings, securities and other investment assets or liabilities.

2	In cases where J.P. Morgan or one of its Affiliates is not the custodian for any given Fund, or does not hold assets belonging to the Fund in its custody, the Trust shall ensure that the applicable custodian shall provide J.P. Morgan with timely, accurate and complete records of securities position and cash and/or currency balances to J.P. Morgan for that Fund. The Trust also shall ensure that the relevant source shall provide J.P. Morgan with timely, accurate and complete records of any other material investment assets or liabilities for each Fund.

E.	Standard Reporting

J.P. Morgan shall make available a standard set of reports as agreed with the Trust.

Fund Services Agreement May 2013

F.	Services Requiring Separate Arrangements

1.	Non-Standard Services and Reports.

Additional services and special reports are available by arrangement between the Trust and J.P. Morgan under the terms and conditions of this Agreement (other than adjustments in compensation as may be agreed). The non-standard services and special reports will be subject to the Change Control processes set forth in Section 2.6.

2.	Messaging/Communication.

Unless otherwise agreed in accordance with the Change Control process set forth in Section 2.6, all information delivered to J.P. Morgan (including but not limited to trade flows and reconciliation reports) shall be via J.P. Morgan’s standard means of electronic communication.

Fund Services Agreement May 2013

APPENDIX A

Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share.

“Per Share NAV Error” is the difference between the originally computed per share NAV, and the amount that would have been computed had the errors not occurred.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit (a “Shareholder Benefit”).

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

The term “responsible person” means a person who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	The following Procedures will be utilized by J.P. Morgan with respect to NAV Error corrections:

(a)	If the error in the computation of the net asset value is less than $0.010 per share, no action shall be taken.

(b)	If a Per Share NAV Error is less than one half of one percent of the originally computed Per Share NAV, J.P. Morgan, on behalf of the Funds, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a net loss, the Trust will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)	If the Per Share NAV Error equals or exceeds one half of one percent of the originally computed per share NAV, 1) account adjustments should be made to compensate Shareholders for Shareholder Losses, and 2) the Trust will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

Fund Services Agreement May 2013

(i)	With respect to individual Shareholder Losses, the Trust will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional shares. Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of $25.

(ii)	With respect to Fund Losses, the Trust will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the amount of the Fund’s Losses. (Note that there is no netting of Fund Losses (as described in (c)(i) above) where the error equals or exceeds 1⁄2 of 1% of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).

(d)	In the case of an error that fluctuates above and below one half of one percent, individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded one half of one percent. With respect to the remaining days, the Fund level process described above in Section 2(b) may be applied.

(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)	In cases where a NAV Error has occurred, the Trust, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from a NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation for the work it performs with respect to the remediation of the NAV Error.

(h)	In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Shareholder Loss.

Fund Services Agreement May 2013

SCHEDULE 2

Fund Administration Services

A.	Portfolio Compliance Service.

1.	Subject to the timely availability of accurate data, J.P. Morgan will perform testing of the Fund’s portfolio compliance:

(i)	on a daily basis with respect to such investment restrictions and other regulatory requirements as are agreed in writing by the Trust and J.P. Morgan.

(ii)	on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company; and

will report its findings to the Trust from time to time as agreed between the parties (the “Portfolio Compliance Service”).

2.	J.P. Morgan is providing the Portfolio Compliance Service as a reporting service to the Trust to assist it in the oversight of the Funds and is not acting in a fiduciary capacity for the Funds. Accordingly, J.P. Morgan shall have no liability for any Liabilities (including investment losses) incurred by the Trust or any Fund resulting from the reliance by the Trust (or any other person) on the accuracy or completeness of the Portfolio Compliance Service.

B.	Financial Reporting Services.

J.P. Morgan will prepare the reports and filings below for the review and approval by the Trust’s officers and will file such documents with the SEC upon receipt of approval from the Trust’s officers.

1.	Semi-Annual and Annual Reports.

J.P. Morgan will prepare financial information for the Funds’ semi-annual reports, annual reports and financial statements for routine prospectus updates.

2.	24f-2 Notices.

J.P. Morgan will prepare the annual Rule 24f-2 Notice.

3.	Form N-Q.

J.P. Morgan will prepare Form N-Q on a quarterly basis.

4.	Form N-SAR.

J.P. Morgan will prepare Form N-SAR on a semi-annual basis.

5.	Form N-CSR.

Fund Services Agreement May 2013

J.P. Morgan will compile information for Form N-CSR on a semi-annual basis.

[6.	Additional Services.

The following services are available by arrangement between the Trust and J.P. Morgan (and subject to additional fees): pro forma statements and in-house type-setting and publishing.]

C.	Tax Services

J.P. Morgan will provide the following tax services, subject to the review and approval of the Trust, the Investment Adviser and/or the Funds’ auditors.

1.	Preparation of Certain Documents:

J.P. Morgan shall prepare the following for review and approval by the Trust:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)	Federal (Form 1120-RIC), state income tax return for state of incorporation (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	Year end re-characterizations, such as return of capital, foreign tax credit, qualified dividend income and tax exempt percentages for Form 1099- DIV;

(iv)	All applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(v)	Calculation of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules and regulations;

(vi)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes.

2.	Financial Statement Support:

J.P. Morgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)	Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)	Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss.

(iii)	60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

Fund Services Agreement May 2013

3.	Additional Services.

The following services are available by arrangement between the Trust and J.P. Morgan (and subject to additional fees): REMIC OID calculations, accelerated fiscal or excise tax reporting, mutually agreed upon-tax consulting, assistance with Internal Revenue audits or audits conducted by state taxing authorities, assist and test for ownership charges (based upon mutually agreed upon procedures) and determine personal holding company status, as deemed necessary.

D.	Regulatory Services

J.P. Morgan will perform the following services subject to the review and approval of the Trust and its legal counsel.

1.	Prospectus/Statement of Additional Information Updates.

J.P. Morgan will prepare for review by the Trust post-effective amendments to the Registration Statement for annual update purposes and file with the SEC; prepare draft response to SEC comments and file response letter when a post-effective amendment includes material changes; prepare and file prospectus and statement of additional information stickers as required and coordinate printing and distribution thereof.

2.	Other Regulatory Filings.

(a)	Fidelity Bond: J.P. Morgan shall obtain a copy of the Trust’s fidelity bond from the Trust’s insurance broker, and prepare and file with the SEC annually.

(b)	Form N-PX: J.P. Morgan shall obtain the Funds’ proxy voting record information from the vendor designated by the Trust, prepare a draft Form N-PX for review by the Trust and act as liaison with the Trust’s financial printer with respect to its filing.

3.	Board Materials.

J.P. Morgan shall prepare for review by the Trust and its legal counsel a production schedule, notice, agenda and all routine Board materials, including Board memoranda and resolutions for regular quarterly Board meetings and distribute the materials to all necessary parties. An officer of J.P. Morgan will attend the Board meetings and draft the minutes thereof for review by the Trust and its legal counsel. J.P. Morgan shall maintain the minutes of all meetings in the corporate records of the Funds.

4.	Calendars.

J.P. Morgan shall maintain an annual calendar of Board and Committee meetings and all required SEC filings.

5.	Compliance Manuals

Fund Services Agreement May 2013

J.P. Morgan shall prepare draft compliance manual for Trust’s review and approval and prepare and update drafts of Fund compliance procedures for Trust’s review and approval and shall maintain lists of authorized signers, affiliated brokers and prohibited securities lists.

E. General Administration Services

1.	Board Materials.

J.P. Morgan will prepare or compile Fund performance and expense information, financial reports, and compliance data and information for inclusion in the regular quarterly Board meeting materials.

2.	Dividend Distributions.

J.P. Morgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Investment Adviser in making final determinations of distribution amounts.

3.	Expense Accruals.

J.P. Morgan will prepare Fund or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g. audit fees, registration fees, directors’ fees).

4.	Expense Payments.

Upon Instruction by the Trust’s officer, J.P. Morgan will arrange for the payment of each Fund’s (or class’) expenses.

5.	Reports.

J.P. Morgan will report Fund performance to outside statistical service providers as instructed by the Investment Adviser.

6.	Chief Compliance Officer Support.

J.P. Morgan will provide annual representation letters in connection with Trust’s obligations under Rule 38a-1 under the 1940 Act and liaise with the Funds’ Chief Compliance Officer as necessary.

7.	SEC Examinations.

J.P. Morgan will provide support and coordinate communications and data collection of records and documents held by J.P. Morgan on the Funds’ behalf, with respect to routine SEC regulatory examinations of the Funds.

8.	Non-Executive Officers.

J.P. Morgan will furnish appropriate non-executive officers for the Trust, such as assistant treasurers and secretaries.

Fund Services Agreement May 2013

SCHEDULE 3

Fee Schedule

Fund Accounting and Fund Administration

*All Fees in: US Dollar

Non-Genesis Funds

Asset Tier	Annual Fee (in Bps)

Minimum Fee	Annual Fee

The total fee charged shall be based on the total assets in the non-Genesis Funds. The total fee shall be allocated to each non-Genesis Fund on the basis of average net assets in each non-Genesis Fund for each month.

The non-Genesis Funds in existence on January 1, 2014 will be subject to an annual minimum charge of $.

This annual minimum charge is calculated on a Trust complex basis. Once the total fees for all non-Genesis Funds exceed the annual minimum charge, there will be no complex minimum charged.

Genesis Portfolios

Asset Tier	Annual Fee (in Bps)

The total fee charged will be based on the total assets in the Genesis Portfolios. The total fee shall be allocated to each Genesis Portfolio on the basis of average net assets in each Genesis Portfolio each month.

The Genesis Funds are not subject to an annual minimum charge.

Fund Services Agreement May 2013

J.P. Morgan Fee Schedule: Notes

•	Should either (i) the client’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop. J.P. Morgan’s fee proposal, (ii) the client’s service requirements change, or (iii) the client’s use of any other J.P. Morgan products that were included in the J.P. Morgan’s pricing proposal to the client be discontinued or modified in any respect material to the J.P. Morgan’s pricing proposal, then the parties shall use the Change Control process outlined in Section 2.6 of the Fund Services Agreement. Fees for additional service(s) and/or market(s) added at the request of Praxis Mutual Funds while this fee schedule is in effect will be assessed at J.P. Morgan’s standard price(s) unless an alternative pricing arrangement is agreed upon in advance by Praxis Mutual Funds and J.P. Morgan.

•	Ad valorem (basis point) fee(s), if applicable, will be calculated at the end of the billing period using asset values derived by J.P. Morgan from data provided by its selected pricing sources. In the event that J.P. Morgan must rely on Praxis Mutual Funds or a portfolio manager or other party(ies) selected by Praxis Mutual Funds to provide valuation(s) for the purpose of calculating ad valorem fee(s), J.P. Morgan must receive such valuations no later than 30 days after the end of the billing period in a format deemed acceptable by J.P. Morgan. In the event that J.P. Morgan does not receive valuations by the required date, J.P. Morgan will render an invoice using the most recent valuation(s) received for the respective investment(s)/account(s).

•	Where minimum fees are specified for one or more service categories, if during any billing period total fee(s) for in-scope services in a category are less than the prorated minimum fee for the category, the prorated minimum fee will apply.

•	Fees will be adjusted each year based on the average CPI-W for the third quarter of current year over the average for the third quarter of previous year (CPI-W average September quarter end to average September quarter end percentage change, as published by the U.S. Social Security Administration (web site http://www.ssa.gov/cola/automatic-cola.htm ). The initial CPI fee adjustment will be applied to invoices on the Jan. 1 date which occurs subsequent to the 12 month anniversary of your fee agreement’s (contract’s) effective date.

•	Fees are calculated monthly and J.P. Morgan will present invoices monthly in arrears, with payment debited directly from the account(s) 30 days after the date of the invoice, unless an alternative billing arrangement is negotiated between Praxis Mutual Funds and J.P. Morgan. All annual fees, including ad valorem (basis point) fees, will be prorated based on the number of months included in the billing period.

•	Subject and to the extent not consistent with 4.1(b)J. P. Morgan will recover out-of-pocket and/or pass-through expenses incurred in the course of delivering contracted services for Praxis Mutual Funds by direct debit from the relevant accounts and/or presenting an invoice each billing period. Such expenses may include but are not limited to: stamp duty, scrip and re-registration fees, DWAC charges associated with security re- registration, courier fees, and SSAE 16 / FRAG 21 reporting. The fees listed in this schedule are not inclusive of registration fees, stamp duties, taxes, government charges or other pass-through expenses or J.P. Morgan’s out-of-pocket expenses. The foregoing is understood to supplement and clarify Section 4.1(b) and not to alter the categories of expenses for which J.P. Morgan is entitled to reimbursement from the Trust pursuant to section 4.1(b).

Fund Services Agreement May 2013

•	Subject and to the extent not inconsistent with Section 2.6, any customized technology projects required to meet Praxis Mutual Funds’s specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, will be billed to Praxis Mutual Funds based on the time and materials required to design, develop, test and deliver the project, unless an alternative arrangement is negotiated between Praxis Mutual Funds and J.P. Morgan. The foregoing is understood to supplement and clarify Section 2.6 and not alter the respective rights and obligations of each party pursuant to Section 2.6.

•	Fees for services not listed on this fee schedule will be provided upon request. Services and activities beyond those performed by J.P. Morgan in the normal course of business will be charged on a quantum merit basis.

Fund Services Agreement May 2013

Fee Schedule Acknowledgement

The foregoing fee schedule covers fund accounting, fund administration and certain associated services to be performed by J.P. Morgan and/or certain subsidiaries and/or affiliates for Praxis Mutual Funds.

This fee schedule shall be in effect for 1 (one) year, effective January 1, 2014.

Due to the departure of the Blue Sky Services, an annual discount of $ will be applied evenly across the monthly invoices

The signature below indicates that I, as a duly authorized representative of Praxis Mutual Funds, have reviewed and accept this fee schedule, which will take effect On January 1, 2014. The terms and conditions contained herein are proprietary and confidential, and shall not be disclosed to third parties without express prior written consent by J.P. Morgan.

ACCEPTED BY: PRAXIS MUTUAL FUNDS [THE TRUST]	JPMORGAN CHASE BANK, N.A.

By:/s/ Marlo J. Kauffman Name: Marlo J. Kauffman Title: Vice President Date: 2/15/2014	By: /s/ Catharine Nitschke Name: Catharine Nitschke Title: Executive Director Date: 2/19/2014

Fund Services Agreement May 2013

ANNEX A

Electronic Access

1.	J.P. Morgan may permit the Trust and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall use reasonable efforts to give the Trust reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2.	In consideration of the fees paid by the Trust to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Trust a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically to the Trust or its Authorized Persons (the “Data”) for the Trust’s internal business use only. The Trust may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Trust’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Exhibit. The Trust acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.	The Trust acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Trust hereby expressly assumes such risks. The Trust is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Trust to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Trust and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.	In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Trust or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any loss or damage arising out of the Trust’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

Fund Services Agreement May 2013

5.	Use of the Products may be monitored, tracked, and recorded. In using the Products, the Trust hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. J.P. Morgan shall own all right, title and interest in the data reflecting Trust usage of the Products or J.P. Morgan’s web site (including, but not limited to, general usage data and aggregated transaction data). J.P. Morgan may use and sublicense data obtained by it regarding the Trust’s use of the Products or J.P. Morgan’s website, as long as J.P. Morgan does not disclose to others that the Trust was the source of such data or the details of individual transactions effected using the Products or web site.

6.	The Trust shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.	The Trust shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Trust further represents and warrants to J.P. Morgan that the Trust shall not access the service from any jurisdiction which J.P. Morgan informs the Trust or where the Trust has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Trust’s behalf, the Trust shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8.	The Trust will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Trust shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.

Fund Services Agreement May 2013